                                  PARK CAPITOL
                              215 NORTH MAIN STREET
                              SALT LAKE CITY, UTAH

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 2, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    PARK CAPITOL
       215 NORTH MAIN STREET
       SALT LAKE CITY, SALT LAKE COUNTY, UTAH

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 135 units with a total of 102,478 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 1.7 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PARK CAPITOL, SALT LAKE CITY, UTAH

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 2, 2003 is:

                                               ($7,000,000)

                                      Respectfully submitted,
                                      AMERICAN APPRAISAL ASSOCIATES, INC.

                                      -s- Jude Flynn
July 2, 2003                          Jude Flynn, MAI, SRA
#053272                               Managing Principal, Real Estate Group
                                      Utah Temporary Practice Permit #CG021105

Report By:
Jude T. Flynn, MAI, SRA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PARK CAPITOL, SALT LAKE CITY, UTAH

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................      4
Introduction ..............................................      9
Area Analysis .............................................     11
Market Analysis ...........................................     14
Site Analysis .............................................     16
Improvement Analysis ......................................     16
Highest and Best Use ......................................     17

                                    VALUATION

Valuation Procedure .......................................     18
Sales Comparison Approach .................................     20
Income Capitalization Approach ............................     26
Reconciliation and Conclusion .............................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 4
PARK CAPITOL, SALT LAKE CITY, UTAH

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                 Park Capitol
LOCATION:                                      215 North Main Street
                                               Salt Lake City, Utah

INTENDED USE OF ASSIGNMENT:                    Court Settlement
PURPOSE OF APPRAISAL:                          "As Is" Market Value of
                                                 the Fee Simple Estate
INTEREST APPRAISED:                            Fee simple estate

DATE OF VALUE:                                 May 2, 2003
DATE OF REPORT:                                July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                                     1.7 acres, or 74,052 square feet
     Assessor Parcel No.:                      171-30203-00000-00
     Floodplain:                               Community Panel No.49990106-0001B
                                               (September 30, 1994)
                                               Flood Zone X, an area outside
                                               the floodplain.
     Zoning:                                   RMF-45 (Medium to High Density
                                               Multi-Family Development)

BUILDING:
     No. of Units:                             135 Units
     Total NRA:                                102,478 Square Feet
     Average Unit Size:                        759 Square Feet
     Apartment Density:                        79.4 units per acre
     Year Built:                               1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                   Square      ---------------------              Monthly          Annual
  Unit Type         Feet       Per Unit       Per SF              Income           Income
--------------------------------------------------------------------------------------------
1Br/1Ba - H          700        $  600         $0.86              $47,400         $  568,800
2Br/1Ba - Y          950        $  775         $0.82              $24,025         $  288,300
2Br/2Ba - P        1,000        $  900         $0.90              $ 5,400         $   64,800
2Br/2Ba - S        1,266         1,015         $0.80              $ 3,045         $   36,540
1Br/1Ba - C          370        $  450         $1.22              $ 4,050         $   48,600
1Br/1Ba - Ca         420        $  510         $1.21              $ 1,530         $   18,360
1Br/1Ba - H+         835        $  700         $0.84              $ 2,800         $   33,600
                                                                  --------------------------
                                               Total              $88,250         $1,059,000
                                                                  ==========================

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PARK CAPITOL, SALT LAKE CITY, UTAH

OCCUPANCY:                                                  98%
ECONOMIC LIFE:                                              45 Years
EFFECTIVE AGE:                                              18 Years
REMAINING ECONOMIC LIFE:                                    27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

      [EXTERIOR - ENTRANCE PICTURE]         [EXTERIOR - REAR VIEW PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PARK CAPITOL, SALT LAKE CITY, UTAH

                               NEIGHBORHOOD MAP

                                    [MAP]

HIGHEST AND BEST USE:
 As Vacant:                   Hold for future multi-family development
 As Improved:                 Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PARK CAPITOL, SALT LAKE CITY, UTAH

PART TWO - ECONOMIC INDICATORS

                                                          Amount                $/Unit
                                                          ------                ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION
Potential Rental Income                                   $1,059,000            $ 7,844
Effective Gross Income                                    $1,091,475            $ 8,085
Operating Expenses                                        $  417,494            $ 3,093        38.3% of EGI
Net Operating Income:                                     $  626,731            $ 4,642

Capitalization Rate                                             9.00%
DIRECT CAPITALIZATION VALUE                               $7,000,000 *          $51,852 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                             11%
Stabilized Vacancy & Collection Loss:                             10%
Lease-up / Stabilization Period                           N/A
Terminal Capitalization Rate                                    9.75%
Discount Rate                                                  11.50%
Selling Costs                                                   2.00%
Growth Rates:
       Income                                                   3.00%
       Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                $7,100,000 *          $52,593 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                    $7,000,000            $51,852 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)                 $47,533 to $77,703
       Range of Sales $/Unit (Adjusted)                   $47,115 to $50,507
VALUE INDICATION - PRICE PER UNIT                         $6,800,000  *         $50,370 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales                  6.36 to 8.13
       Selected EGIM for Subject                                6.50
       Subject's Projected EGI                            $1,091,475
EGIM ANALYSIS CONCLUSION                                  $7,100,000  *         $52,593 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                          $7,000,000  *         $51,852 / UNIT

RECONCILED SALES COMPARISON VALUE                         $7,000,000            $51,852 / UNIT

-----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PARK CAPITOL, SALT LAKE CITY, UTAH

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $6,800,000
  NOI Per Unit                                            $7,000,000
  EGIM Multiplier                                         $7,100,000
INDICATED VALUE BY SALES COMPARISON                       $7,000,000            $51,852 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $7,000,000
  Discounted Cash Flow Method:                            $7,100,000
INDICATED VALUE BY THE INCOME APPROACH                    $7,000,000            $51,852 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $7,000,000            $51,852 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PARK CAPITOL, SALT LAKE CITY, UTAH

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 215 North Main Street, Salt Lake City, Salt Lake County County, Utah. Salt Lake City identifies it as 171-30203-00000-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jude T. Flynn, MAI, SRA on May 2, 2003. Jude T. Flynn, MAI, SRA performed the research, valuation analysis and wrote the report. Jude T. Flynn, MAI, SRA has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 2, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PARK CAPITOL, SALT LAKE CITY, UTAH

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                             6 to 12 months
  EXPOSURE PERIOD:                              6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Park Capitol. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PARK CAPITOL, SALT LAKE CITY, UTAH

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Salt Lake City, Utah. Overall, the neighborhood is characterized as an urban setting with the predominant land use being commercial. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Route 184
West   - Route 89
South  - Route 89
North  - 300 North

MAJOR EMPLOYERS

Major employers in the Salt Lake area include the State of Utah, Intermountain Health Care, University of Utah, Brigham Young University, Hill Air Force Base, Wal-Mart Stores, Convergys, Utah State University, Smith's Food King, U.S. Postal Service and Novus (Discover Card). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PARK CAPITOL, SALT LAKE CITY, UTAH

                            NEIGHBORHOOD DEMOGRAPHICS

                                                         AREA
                                  --------------------------------------------------
     CATEGORY                     1-Mi. RADIUS       3-Mi. RADIUS       5-Mi. RADIUS           MSA
------------------------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                     18,686            115,804            198,393          1,380,958
5-Year Population                      19,824            123,447            210,110          1,503,822
% Change CY-5Y                            6.1%               6.6%               5.9%               8.9%
Annual Change CY-5Y                       1.2%               1.3%               1.2%               1.8%

HOUSEHOLDS

Current Households                      9,634             45,392             76,342            447,829
5-Year Projected Households            10,191             47,620             79,838            488,239
% Change CY - 5Y                          5.8%               4.9%               4.6%               9.0%
Annual Change CY-5Y                       1.2%               1.0%               0.9%               1.8%

INCOME TRENDS

Median Household Income            $   28,671         $   30,939         $   34,584         $   55,128
Per Capita Income                  $   24,179         $   19,448         $   20,503         $   20,663
Average Household Income           $   47,956         $   49,359         $   53,348         $   63,717

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                 ----------------------------------------------------
      CATEGORY                   1-Mi. RADIUS         3-Mi. RADIUS       5-Mi. RADIUS              MSA
--------------------------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting              62.76%               48.86%             44.07%               26.58%
5-Year Projected % Renting           60.38%               46.43%             42.20%               25.40%

% of Households Owning               22.99%               39.33%             46.04%               68.01%
5-Year Projected % Owning            25.93%               42.18%             48.25%               69.56%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PARK CAPITOL, SALT LAKE CITY, UTAH

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Residential
South - Commercial
East  - Commercial
West  - Commercial

CONCLUSIONS

The subject is well located within the city of Salt Lake City. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PARK CAPITOL, SALT LAKE CITY, UTAH

                                 MARKET ANALYSIS

The subject property is located in the city of Salt Lake City in Salt Lake County. The overall pace of development in the subject's market is more or less stable. Overall, new development of apartment units subsided after the 2002 Winter Olympics. There are an estimated 106,000 apartment units total. Currently there are 765 units scheduled to be completed by September 2003. The bulk of new construction is on the West side of the city. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                Region             Submarket
--------------------------------------------------
 1993                  2.8%                 N/A
 1994                  3.1%                 N/A
 1995                  3.5%                 N/A
 1996                  4.3%                 N/A
 1997                  5.3%                 4.8%
 1998                  6.8%                 6.6%
 1999                  7.7%                 8.2%
 2000                  6.3%                 5.9%
 2001                  7.1%                 7.1%
 2002                 10.9%                10.3%

Source: Equimark Properties - January 2003 Market Survey

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Concessions are common in the Salt Lake City area with one to one and a half months of free rent depending upon the unit type and the vacancy within the complex.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period               Region        % Change           Submarket         % Change
--------------------------------------------------------------------------------
 4Q01                 $649              -                $613                 -
 2Q02                 $649            0.0%               $605              -1.3%
 4Q02                 $649            0.0%               $599              -1.0%

{Source:} Equimark Properties - January 2003 Market Survey

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PARK CAPITOL, SALT LAKE CITY, UTAH

                             COMPETITIVE PROPERTIES

No.                Property Name            Units                Ocpy.      Year Built    Proximity to subject
----------------------------------------------------------------------------------------------------------------
R-1             The Palladio                 245                  97%       1996 & 1997  0.025-mile from subject
R-2             The Covey                     75                  96%           1909     0.1-mile from subject
R-3             Santa Fe                     492                  93%             15     9.0-mile from subject
R-4             Irving School House          232                  93%            100     3.0-mile from subject
R-5             Pinnacle Highland            522                  90%              8     4.0-mile from subject
Subject         Park Capitol                 135                  98%           1972

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PARK CAPITOL, SALT LAKE CITY, UTAH

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    1.7 acres, or 74,052 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
   Community Panel            49990106-0001B, dated September 30, 1994
   Flood Zone                 Zone X
 Zoning                       RMF-45, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                                    ASSESSED VALUE - 2002
                       ----------------------------------------------   TAX RATE /    PROPERTY
  PARCEL NUMBER         LAND               BUILDING          TOTAL      MILL RATE      TAXES
-----------------------------------------------------------------------------------------------
171-30203-00000-00    $824,800           $5,540,800        $6,365,600      NA          $50,654
                                                                                        (2001)

IMPROVEMENT ANALYSIS

 Year Built                    1972
 Number of Units               135
 Net Rentable Area             102,478 Square Feet
 Construction:
  Foundation                   Reinforced concrete slab
  Frame                        Heavy or light wood
  Exterior Walls               Brick or masonry
  Roof                         Composition shingle over a wood truss structure
 Project Amenities             Amenities at the subject include a swimming pool,
                               spa/jacuzzi, gym room, and parking area.
 Unit Amenities                Individual unit amenities include a garage,
                               balcony, fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PARK CAPITOL, SALT LAKE CITY, UTAH

Unit Mix:

                                 Unit Area
Unit Type       Number of Units  (Sq. Ft.)
------------------------------------------
1Br/1Ba - H           79             700
2Br/1Ba - Y           31             950
2Br/2Ba - P            6           1,000
2Br/2Ba - S            3           1,266
1Br/1Ba - C            9             370
1Br/1Ba - Ca           3             420
1Br/1Ba - H+           4             835

Overall Condition                          Average
Effective Age                              18 years
Economic Life                              45 years
Remaining Economic Life                    27 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 135-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PARK CAPITOL, SALT LAKE CITY, UTAH

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PARK CAPITOL, SALT LAKE CITY, UTAH

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PARK CAPITOL, SALT LAKE CITY, UTAH

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PARK CAPITOL, SALT LAKE CITY, UTAH

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                          COMPARABLE                   COMPARABLE
      DESCRIPTION                   SUBJECT                 I - 1                        I - 2
----------------------------------------------------------------------------------------------------------
  Property Name               Park Capitol         Brighton Place               Mountain Shadows

LOCATION:
  Address                     215 North Main       6900 South 135               3825 South 700
                              Street               West                         West
  City, State                 Salt Lake City,      Midlvale, Utah               Salt Lake City,
                              Utah                                              Utah
  County                      Salt Lake County     Salt Lake County             Salt Lake County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      102,478              305,232                      213,930
  Year Built                  1972                 1982                         1985
  Number of Units             135                  336                          262
  Unit Mix:                      Type      Total     Type       Total            Type             Total
                              1Br/1Ba - H    79    1BR/1BA       132            1BR/1BA            80
                              2Br/1Ba - Y    31    2BR/1BA       156            2BR/1BA           132
                              2Br/2Ba - P     6    3BR/2BA        48            3BR/2BA            50
                              2Br/2Ba - S     3
                              1Br/1Ba - C     9
                              1Br/1Ba - Ca    3
                              1Br/1Ba - H+    4

  Average Unit Size (SF)      759                  908                          817
  Land Area (Acre)            1.7000               21.6600                      12.3000
  Density (Units/Acre)        79.4                 15.5                         21.3
  Parking Ratio
   (Spaces/Unit)              1.01                 1.49                         1.50
  Parking Type (Gr., Cov.,    Garage, Open         Covered, Open                Covered, Open
   etc.)                      Covered
CONDITION:                    0                    Average                      Average
APPEAL:                       0                    Average                      Average
AMENITIES:
  Pool/Spa                    Yes/Yes              Yes/No                       Yes/No
  Gym Room                    Yes                  Yes                          Yes
  Laundry Room                No                   No                           No
  Secured Parking             No                   No                           No
  Sport Courts                No                   Yes                          Yes

OCCUPANCY:                    98%                  90%                          92%
TRANSACTION DATA:
  Sale Date                                        April, 2001                  July, 2001
  Sale Price ($)                                   $16,900,000                  $12,500,000
  Grantor                                          Archstone C.A.               Archstone C.A.
  Grantee                                          Wasatach Management          CDS Investments SLC
  Sale Documentation                               N/A                          N/A
  Verification                                     David Anderson, App.         David Anderson, App.
  Telephone Number                                 801-281-4600                 801-281-4600
ESTIMATED PRO-FORMA:                                 Total $    $/Unit  $/SF      Total $    $/Unit  $/SF
----------------------------------------------------------------------------------------------------------
  Potential Gross Income                            $2,805,545  $8,350  $9.19    $2,108,876  $8,049  $9.86
  Vacancy/Credit Loss                               $  202,781  $  604  $0.66    $  142,380  $  543  $0.67
                                                    -------------------------    -------------------------
  Effective Gross Income                            $2,602,764  $7,746  $8.53    $1,966,496  $7,506  $9.19
  Operating Expenses                                $1,076,004  $3,202  $3.53    $  824,951  $3,149  $3.86
                                                    -------------------------    -------------------------
  Net Operating Income                              $1,526,760  $4,544  $5.00    $1,141,545  $4,357  $5.34
                                                    -------------------------    -------------------------
NOTES:
  PRICE PER UNIT                                            $50,298                    $47,710
  PRICE PER SQUARE FOOT                                     $ 55.37                    $ 58.43
  EXPENSE RATIO                                                41.3%                      42.0%
  EGIM                                                         6.49                       6.36
  OVERALL CAP RATE                                             9.03%                      9.13%

                                      COMPARABLE                   COMPARABLE               COMPARABLE
      DESCRIPTION                        I - 3                        I - 4                    I - 5
-----------------------------------------------------------------------------------------------------------------
  Property Name               Riverbend                     Raintree  Apartments      Alpine Meadows
LOCATION:
  Address                     845 West River                870 North 900             845 East 9000
                              Hollow Road                   West                      South
  City, State                 Salt Lake City,               Salt Lake City,           Sandy, Utah
                              Utah                          Utah
  County                      Salt Lake County              Salt Lake County          Salt Lake County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      143,000                       110,740                   205,638
  Year Built                  1985                          1984                      1996
  Number of Units             156                           152                       222
  Unit Mix:                    Type          Total            Type            Total    Type          Total
                              1BR/1BA         156           1BR/1BA            152    1BR/1BA         112
                              2BR/1BA          44           2BR/1BA             44    2BR/1BA          32
                                                                                      2BR/2BA          56
                                                                                      3BR/2BA          22

  Average Unit Size (SF)      917                           729                       926
  Land Area (Acre)            8.4300                        7.6200                    14.4900
  Density (Units/Acre)        18.5                          19.9                      15.3
  Parking Ratio
   (Spaces/Unit)              1.50                          1.50                      1.50
  Parking Type (Gr., Cov.,
   etc.)                      Covered, Open                 Covered, Open             Garage, Open
CONDITION:                    Average                       Average                   Excellent
APPEAL:                       Average                       Average                   Excellent
AMENITIES:
  Pool/Spa                    Yes/No                        Yes/No                    Yes/No
  Gym Room                    Yes                           Yes                       Yes
  Laundry Room                No                            No                        No
  Secured Parking             No                            No                        Yes
  Sport Courts                Yes                           Yes                       Yes

OCCUPANCY:                    87%                           89%                       93%
TRANSACTION DATA:
  Sale Date                   December, 2001                December, 2001            April,2002
  Sale Price ($)              $9,800,000                    $7,225,000                $17,250,000
  Grantor                     Archstone Smith               Archstone Smith           Aquiport Alpine Meadows,
                              Operating Trust               Operating Trust           Inc.
  Grantee                     Revierbend Matrix LLC         Raintree Infinity LLC     SSR Realty Advisors
  Sale Documentation          N/A                           N/A                       N/A
  Verification                David Anderson, App.          David Anderson, App.      David Anderson, App.
  Telephone Number            801-281-4600                  801-281-4600              801-281-4600
ESTIMATED PRO-FORMA:            Total $    $/Unit   $/SF     Total $   $/Unit  $/SF     Total $    $/Unit   $/SF
-----------------------------------------------------------------------------------------------------------------
  Potential Gross Income        $      0   $    0   $ 0.00   $      0  $    0  $ 0.00  $2,122,787  $9,562  $10.32
  Vacancy/Credit Loss           $      0   $    0   $ 0.00   $      0  $    0  $ 0.00  $      087  $    0  $ 0.00
                                --------------------------   ------------------------  --------------------------
  Effective Gross Income        $      0   $    0   $ 0.00   $      0  $    0  $ 0.00  $2,122,787  $9,562  $10.32
  Operating Expenses            $      0   $    0   $ 0.00   $      0  $    0  $ 0.00  $756,72087  $3,409  $ 3.68
                                --------------------------   ------------------------  --------------------------
  Net Operating Income          $891,800   $5,717   $ 6.24   $625,000  $4,112  $ 5.64  $1,366,067  $6,153  $ 6.64
                                --------------------------   ------------------------  --------------------------
NOTES:
  PRICE PER UNIT                       $62,821                       $47,533                  $77,703
  PRICE PER SQUARE FOOT                $ 68.53                       $ 65.24                  $ 83.89
  EXPENSE RATIO                           N/A                          N/A                       35.6%
  EGIM                                    N/A                          N/A                       8.13
  OVERALL CAP RATE                        9.10%                         8.65%                    7.92%

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PARK CAPITOL, SALT LAKE CITY, UTAH

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,533 to $77,703 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $47,115 to $50,507 per unit with a mean or average adjusted price of $49,108 per unit. The median adjusted price is $49,910 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $6,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PARK CAPITOL, SALT LAKE CITY, UTAH

SALES ADJUSTMENT GRID

                                                           COMPARABLE             COMPARABLE               COMPARABLE
       DESCRIPTION                  SUBJECT                  I - 1                  I - 2                    I - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                Park Capitol           Brighton Place         Mountain Shadows        Riverbend

  Address                      215 North Main Street  6900 South 135         3825 South 700 West     845 West River Hollow Road West

  City                         Salt Lake City, Utah   Midlvale, Utah         Salt Lake City, Utah    Salt Lake City, Utah
  Sale Date                                           April, 2001            July, 2001              December, 2001
  Sale Price ($)                                      $16,900,000            $12,500,000             $9,800,000
  Net Rentable Area (SF)       102,478                305,232                213,930                 143,000
  Number of Units              135                    336                    262                     156
  Price Per Unit                                      $50,298                $47,710                 $62,821
  Year Built                   1972                   1982                   1985                    1985
  Land Area (Acre)             1.7000                 21.6600                12.3000                 8.4300

VALUE ADJUSTMENTS                DESCRIPTION            DESCRIPTION   ADJ.    DESCRIPTION   ADJ.      DESCRIPTION        ADJ.
------------------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed     Fee Simple Estate      Fee Simple       0%    Fee Simple      0%      Fee Simple Estate    0%
                                                      Estate                 Estate
  Financing                                           Cash To Seller   0%    Cash To Seller  0%      Cash To Seller       0%
  Conditions of Sale                                  Arm's Length     0%    Arm's Length    0%      Arm's Length         0%
  Date of Sale (Time)                                 04-2001          0%    July, 2001      0%      12-2001              0%
VALUE AFTER TRANS. ADJUST.                                  $50,298                $47,710                 $62,821
($/UNIT)
------------------------------------------------------------------------------------------------------------------------------------
  Location                                            Comparable        0%   Comparable      0%      Comparable           0%
  Number of Units              135                    336               0%   262             0%      156                  5%
  Quality / Appeal             Good                   Comparable        0%   Comparable      0%      Superior           -30%
  Age / Condition              1972                   1982 / Average    0%   1985 / Average  0%      1985 / Average       0%
  Occupancy at Sale            98%                    90%               0%   92%             0%      87%                  0%
  Amenities                    Good                   Comparable        0%   Comparable      0%      Comparable           0%
  Average Unit Size (SF)       759                    908               0%   817             0%      917                  0%
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                     0%                   0%                         -25%
------------------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                               $50,298                $47,710                 $47,115

                                          COMPARABLE                 COMPARABLE
       DESCRIPTION                           I - 4                      I - 5
---------------------------------------------------------------------------------------
  Property Name                       Raintree Apartments        Alpine Meadows

  Address                             870 North 900 West         845 East 9000 South

  City                                Salt Lake City, Utah       Sandy, Utah
  Sale Date                           December, 2001             April, 2002
  Sale Price ($)                      $7,225,000                 $17,250,000
  Net Rentable Area (SF)              110,740                    205,638
  Number of Units                     152                        222
  Price Per Unit                      $47,533                    $77,703
  Year Built                          1984                       1996
  Land Area (Acre)                    7.6200                     14.4900

VALUE ADJUSTMENTS                      DESCRIPTION      ADJ.        DESCRIPTION     ADJ.
---------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate 0%       Fee Simple Estate   0%
  Financing                           Cash To Seller    0%       Cash To Seller      0%
  Conditions of Sale                  Arm's Length      0%       Arm's Length        0%
  Date of Sale (Time)                 12-2001           0%       04-2002             0%

VALUE AFTER TRANS. ADJUST.                   $47,533                  $77,703
($/UNIT)
---------------------------------------------------------------------------------------
  Location                            Comparable        0%       Comparable          0%
  Number of Units                     152               5%       222                 5%
  Quality / Appeal                    Comparable        0%       Superior          -10%
  Age / Condition                     1984 / Average    0%       1996 / Excellent  -20%
  Occupancy at Sale                   89%               0%       93%                 0%
  Amenities                           Comparable        0%       Superior          -10%
  Average Unit Size (SF)              729               0%       926                 0%
---------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                     5%                         -35%
---------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                $49,910                  $50,507

SUMMARY

VALUE RANGE (PER UNIT)         $47,115          TO       $50,507
MEAN (PER UNIT)                $49,108
MEDIAN (PER UNIT)              $49,910
VALUE CONCLUSION (PER UNIT)    $50,000

VALUE INDICATED BY SALES COMPARISON APPROACH             $6,750,000
ROUNDED                                                  $6,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PARK CAPITOL, SALT LAKE CITY, UTAH

                            NOI PER UNIT COMPARISON

                       SALE PRICE                              NOI/            SUBJECT NOI
COMPARABLE    NO. OF   -----------                          ----------        --------------    ADJUSTMENT         INDICATED
    NO.       UNITS    PRICE/UNIT       OAR                  NOI/UNIT         SUBJ. NOI/UNIT      FACTOR           VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------------
   I-1         336     $16,900,000       9.03%              $1,526,760          $  626,731         1.022             $51,388
                       $    50,298                          $    4,544          $    4,642

   I-2         262     $12,500,000       9.13%              $1,141,545          $  626,731         1.066             $50,835
                       $    47,710                          $    4,357          $    4,642

   I-3         156     $ 9,800,000       9.10%              $  891,800          $  626,731         0.812             $51,016
                       $    62,821                          $    5,717          $    4,642

   I-4         152     $ 7,225,000       8.65%              $  625,000          $  626,731         1.129             $53,667
                       $    47,533                          $    4,112          $    4,642

   I-5         222     $17,250,000       7.92%              $1,366,067          $  626,731         0.754             $58,622
                       $    77,703                          $    6,153          $    4,642

                                   PRICE/UNIT

  Low                    High          Average            Median
$50,835                $58,622         $53,106           $51,388

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                         $   52,000
Number of Units                                         135
                                                 ----------
Value Based on NOI Analysis                      $7,020,000
                               Rounded           $7,000,000

The adjusted sales indicate a range of value between $50,835 and $58,622 per unit, with an average of $53,106 per unit. Based on the subject's competitive position within the improved sales, a value of $52,000 per unit is estimated. This indicates an "as is" market value of $7,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PARK CAPITOL, SALT LAKE CITY, UTAH

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE    NO. OF      ----------             EFFECTIVE            OPERATING                       SUBJECT
   NO.        UNITS       PRICE/UNIT            GROSS INCOME           EXPENSE            OER      PROJECTED OER    EGIM
------------------------------------------------------------------------------------------------------------------------
  I-1           336       $16,900,000           $  2,602,764          $1,076,004         41.34%                     6.49
                          $    50,298

  I-2           262       $12,500,000           $  1,966,496          $  824,951         41.95%                     6.36
                          $    47,710

  I-3           156       $ 9,800,000                                                                  38.25%
                          $    62,821

  I-4           152       $ 7,225,000
                          $    47,533

  I-5           222       $17,250,000           $  2,122,787          $  756,720         35.65%                     8.13
                          $    77,703

                                      EGIM

Low          High        Average        Median
6.36         8.13         6.99          6.49

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                               6.50
Subject EGI                                           $1,091,475

                                                      ----------
Value Based on EGIM Analysis                          $7,094,588
                                     Rounded          $7,100,000

                    Value Per Unit                    $   52,593

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.25% before reserves. The comparable sales indicate a range of expense ratios from 35.65% to 41.95%, while their EGIMs range from 6.36 to 8.13. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $7,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,000,000.

Price Per Unit                    $6,800,000
NOI Per Unit                      $7,000,000
EGIM Analysis                     $7,100,000

Sales Comparison Conclusion       $7,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
PARK CAPITOL, SALT LAKE CITY, UTAH

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
PARK CAPITOL, SALT LAKE CITY, UTAH

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                          Average
                    Unit Area      ---------------------
 Unit Type          (Sq. Ft.)      Per Unit       Per SF       %Occupied
------------------------------------------------------------------------
1Br/1Ba - H            700         $    589        $0.84          96.2%
2Br/1Ba - Y            950         $    761        $0.80         100.0%
2Br/2Ba - P           1000         $    907        $0.91         100.0%
2Br/2Ba - S           1266         $  1,016        $0.80         100.0%
1Br/1Ba - C            370         $    446        $1.21         100.0%
1Br/1Ba - Ca           420         $    529        $1.26         100.0%
1Br/1Ba - H+           835         $    702        $0.84         100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PARK CAPITOL, SALT LAKE CITY, UTAH

                                  RENT ANALYSIS


                                                                               COMPARABLE RENTS
                                                                               ----------------
                                                              R-1         R-2         R-3          R-4       R-5
                                                             -----------------------------------------------------
                                                                                                 Irving
                                                              The                                School   Pinnacle
                                                            Palladio   The Covey    Santa Fe     House    Highland
                                                           -------------------------------------------------------
                                                                             COMPARISON TO SUBJECT
                                        SUBJECT   SUBJECT  -------------------------------------------------------
                          SUBJECT UNIT  ACTUAL    ASKING                Slightly    Slightly    Slightly
       DESCRIPTION            TYPE       RENT      RENT     Superior    Inferior    Superior    Superior  Superior
------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - H   $  589    $  609     $  750                  $ 598       $  699    $  753
Unit Area (SF)                             700       700        730                    700          709       745
Monthly Rent Per Sq. Ft.                $ 0.84    $ 0.87     $ 1.03                  $0.85       $ 0.99    $ 1.01

Monthly Rent              2Br/1Ba - Y   $  761    $  784                             $ 685       $  836    $  825
Unit Area (SF)                             950       950                               900          820     1,075
Monthly Rent Per Sq. Ft.                $ 0.80    $ 0.83                             $0.76       $ 1.02    $ 0.77

Monthly Rent              2Br/2Ba - P   $  907    $  875     $  950                  $ 705       $  959    $1,095
Unit Area (SF)                           1,000     1,000      1,038                    900        1,014     1,124
Monthly Rent Per Sq. Ft.                $ 0.91     $0.88     $ 0.92                  $0.78       $ 0.95     $0.97

Monthly Rent              2Br/2Ba - S   $1,016    $1,019                                         $1,069    $1,200
Unit Area (SF)                           1,266     1,266                                          1,156     1,318
Monthly Rent Per Sq. Ft.                $ 0.80    $ 0.80                                          $0.92     $0.91

Monthly Rent              1Br/1Ba - C   $  446    $  469                 $ 433
Unit Area (SF)                             370       370                   313
Monthly Rent Per Sq. Ft.                $ 1.21    $ 1.27                 $1.38

Monthly Rent              1Br/1Ba - CA  $  529    $  499                 $ 508
Unit Area (SF)                             420       420                   505
Monthly Rent Per Sq. Ft.                $ 1.26    $ 1.19                 $1.00

Monthly Rent              1Br/1Ba - H+  $  702    $  699
Unit Area (SF)                             835       835
Monthly Rent Per Sq. Ft.                $ 0.84    $ 0.84

       DESCRIPTION              MIN     MAX     MEDIAN     AVERAGE
-----------------------------------------------------------------
Monthly Rent                  $  598   $  753   $  725     $  700
Unit Area (SF)                   700      745      720        721
Monthly Rent Per Sq. Ft.      $ 0.85   $ 1.03   $ 1.00     $ 0.97

Monthly Rent                  $  685   $  836   $  825     $  782
Unit Area (SF)                   820    1,075      900        932
Monthly Rent Per Sq. Ft.      $ 0.76   $ 1.02   $ 0.77     $ 0.85

Monthly Rent                  $  705   $1,095   $  955     $  927
Unit Area (SF)                   900    1,124    1,026      1,019
Monthly Rent Per Sq. Ft.      $ 0.78   $ 0.97   $ 0.93     $ 0.90

Monthly Rent                  $1,069   $1,200   $1,135     $1,135
Unit Area (SF)                 1,156    1,318    1,237      1,237
Monthly Rent Per Sq. Ft.       $0.91   $ 0.92   $ 0.92     $ 0.92

Monthly Rent                  $  433   $  433   $  433     $  433
Unit Area (SF)                   313      313      313        313
Monthly Rent Per Sq. Ft.      $ 1.38   $ 1.38   $ 1.38     $ 1.38

Monthly Rent                  $  508   $  508   $  508     $  508
Unit Area (SF)                   505      505      505        505
Monthly Rent Per Sq. Ft.      $ 1.00   $ 1.00   $ 1.00     $ 1.00

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                                     Market Rent
                                      Unit Area   -----------------           Monthly             Annual
  Unit Type         Number of Units   (Sq. Ft.)   Per Unit   Per SF           Income              Income
----------------------------------------------------------------------------------------------------------
1Br/1Ba - H                79            700      $    600   $ 0.86           $47,400           $  568,800
2Br/1Ba - Y                31            950      $    775   $ 0.82           $24,025           $  288,300
2Br/2Ba - P                 6          1,000      $    900   $ 0.90           $ 5,400           $   64,800
2Br/2Ba - S                 3          1,266      $  1,015   $ 0.80           $ 3,045           $   36,540
1Br/1Ba - C                 9            370      $    450   $ 1.22           $ 4,050           $   48,600
1Br/1Ba - Ca                3            420      $    510   $ 1.21           $ 1,530           $   18,360
1Br/1Ba - H+                4            835      $    700   $ 0.84           $ 2,800           $   33,600
                                                                              ----------------------------
                                                             Total            $88,250           $1,059,000
                                                                              ============================

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
PARK CAPITOL, SALT LAKE CITY, UTAH

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PARK CAPITOL, SALT LAKE CITY, UTAH

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR          2000        FISCAL YEAR          2001           FISCAL YEAR           2002
                                 ----------------------------     ----------------------------        -----------------------------
                                            ACTUAL                            ACTUAL                              ACTUAL
                                 ----------------------------     ----------------------------        -----------------------------
      DESCRIPTION                   TOTAL            PER UNIT        TOTAL           PER UNIT           TOTAL             PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                  $1,131,604        $    8,382     $1,171,901        $    8,681        $1,144,707         $    8,479

  Vacancy                        $   58,592        $      434     $   85,796        $      636        $  109,567         $      812
  Credit Loss/Concessions        $   24,476        $      181     $   18,105        $      134        $   19,616         $      145
                                 --------------------------------------------------------------------------------------------------
    Subtotal                     $   83,068        $      615     $  103,901        $      770        $  129,183         $      957

  Laundry Income                 $    9,044        $       67     $    7,214        $       53        $    7,996         $       59
  Garage Revenue                 $        0        $        0     $        0        $        0        $        0         $        0
  Other Misc. Revenue            $   72,290        $      535     $  107,782        $      798        $  118,881         $      881
                                 --------------------------------------------------------------------------------------------------
    Subtotal Other Income        $   81,334        $      602     $  114,996        $      852        $  126,877         $      940

                                 --------------------------------------------------------------------------------------------------

Effective Gross Income           $1,129,870        $    8,369     $1,182,996        $    8,763        $1,142,401         $    8,462

Operating Expenses
  Taxes                          $   52,604        $      390     $   55,946        $      414        $   51,831         $      384
  Insurance                      $   10,798        $       80     $   17,451        $      129        $   17,522         $      130
  Utilities                      $   64,116        $      475     $   82,395        $      610        $   73,278         $      543
  Repair & Maintenance           $   24,301        $      180     $   23,208        $      172        $   18,926         $      140
  Cleaning                       $   10,953        $       81     $   14,552        $      108        $   12,864         $       95
  Landscaping                    $    6,480        $       48     $    5,203        $       39        $    6,963         $       52
  Security                       $      200        $        1     $        0        $        0        $        0         $        0
  Marketing & Leasing            $   56,162        $      416     $   34,533        $      256        $   36,687         $      272
  General Administrative         $  133,475        $      989     $  142,407        $    1,055        $  146,762         $    1,087
  Management                     $   57,587        $      427     $   65,411        $      485        $   57,487         $      426
  Miscellaneous                  $        0        $        0     $        0        $        0        $        0         $        0
                                 --------------------------------------------------------------------------------------------------
Total Operating Expenses         $  416,676        $    3,086     $  441,106        $    3,267        $  422,320         $    3,128

  Reserves                       $        0        $        0     $        0        $        0        $        0         $        0
                                 --------------------------------------------------------------------------------------------------
Net Income                       $  713,194        $    5,283     $  741,890        $    5,495        $  720,081         $    5,334

                                    FISCAL YEAR           2003     ANNUALIZED          2003
                                   ----------------------------   ----------------------------
                                         MANAGEMENT BUDGET                PROJECTION                         AAA PROJECTION
                                   ----------------------------   ----------------------------    ---------------------------------
      DESCRIPTION                     TOTAL           PER UNIT      TOTAL            PER UNIT       TOTAL        PER UNIT       %
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                    $1,103,844        $    8,177   $1,057,884        $    7,836    $1,059,000    $    7,844    100.0%

  Vacancy                          $   88,595        $      656   $   92,052        $      682    $   74,130    $      549      7.0%
  Credit Loss/Concessions          $   18,760        $      139   $   35,324        $      262    $   31,770    $      235      3.0%
                                   ------------------------------------------------------------------------------------------------
    Subtotal                       $  107,355        $      795   $  127,376        $      944    $  105,900    $      784     10.0%

  Laundry Income                   $   36,000        $      267   $   30,840        $      228    $   30,375    $      225      2.9%
  Garage Revenue                   $        0        $        0   $        0        $        0    $        0    $        0      0.0%
  Other Misc. Revenue              $   60,794        $      450   $  113,156        $      838    $  108,000    $      800     10.2%
                                   ------------------------------------------------------------------------------------------------
    Subtotal Other Income          $   96,794        $      717   $  143,996        $    1,067    $  138,375    $    1,025     13.1%

                                   ------------------------------------------------------------------------------------------------

Effective Gross Income             $1,093,283        $    8,098   $1,074,504        $    7,959    $1,091,475    $    8,085    100.0%

Operating Expenses
  Taxes                            $   58,060        $      430   $   65,420        $      485    $   60,750    $      450      5.6%
  Insurance                        $   18,615        $      138   $   18,708        $      139    $   20,250    $      150      1.9%
  Utilities                        $   62,400        $      462   $   91,224        $      676    $   67,500    $      500      6.2%
  Repair & Maintenance             $   35,745        $      265   $   17,972        $      133    $   27,000    $      200      2.5%
  Cleaning                         $   13,200        $       98   $    8,032        $       59    $   13,500    $      100      1.2%
  Landscaping                      $        0        $        0   $        0        $        0    $        0    $        0      0.0%
  Security                         $        0        $        0   $        0        $        0    $        0    $        0      0.0%
  Marketing & Leasing              $   36,300        $      269   $   38,428        $      285    $   33,750    $      250      3.1%
  General Administrative           $  163,820        $    1,213   $  171,856        $    1,273    $  162,000    $    1,200     14.8%
  Management                       $   54,664        $      405   $   53,524        $      396    $   32,744    $      243      3.0%
  Miscellaneous                    $        0        $        0   $        0        $        0    $        0    $        0      0.0%
                                   ------------------------------------------------------------------------------------------------
Total Operating Expenses           $  442,804        $    3,280   $  465,164        $    3,446    $  417,494    $    3,093     38.3%

  Reserves                         $        0        $        0   $        0        $        0    $   47,250    $      350     11.3%
                                   ------------------------------------------------------------------------------------------------
Net Income                         $  650,479        $    4,818   $  609,340        $    4,514    $  626,731    $    4,642     57.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
PARK CAPITOL, SALT LAKE CITY, UTAH

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $350 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                   CAPITALIZATION RATES
                  ----------------------------------------------------
                         GOING-IN                      TERMINAL
                  -----------------------        ---------------------
                  LOW                HIGH        LOW             HIGH
----------------------------------------------------------------------
RANGE            6.00%              10.00%      7.00%           10.00%
AVERAGE                   8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PARK CAPITOL, SALT LAKE CITY, UTAH

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.       SALE DATE       OCCUP.        PRICE/UNIT        OAR
--------------------------------------------------------------------
  I-1            Apr-01          90%           $50,298         9.03%
  I-2           July, 2001       92%           $47,710         9.13%
  I-3            Dec-01          87%           $62,821         9.10%
  I-4            Dec-01          89%           $47,533         8.65%
  I-5            Apr-02          93%           $77,703         7.92%
                                                  High         9.13%
                                                   Low         7.92%
                                               Average         8.77%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $7,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
PARK CAPITOL, SALT LAKE CITY, UTAH

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PARK CAPITOL, SALT LAKE CITY, UTAH

DISCOUNTED CASH FLOW ANALYSIS

                                  PARK CAPITOL

         YEAR                                APR-2004      APR-2005       APR-2006      APR-2007      APR-2008       APR-2009
      FISCAL YEAR                               1             2               3            4              5              6
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                 $1,059,000    $1,090,770     $1,123,493    $1,157,198    $1,191,914     $1,227,671

  Vacancy                                   $   74,130    $   76,354     $   78,645    $   81,004    $   83,434     $   85,937
  Credit Loss                               $   31,770    $   32,723     $   33,705    $   34,716    $   35,757     $   36,830
  Concessions                               $        0    $        0     $        0    $        0    $        0     $        0
                                            -----------------------------------------------------------------------------------
      Subtotal                              $  105,900    $  109,077     $  112,349    $  115,720    $  119,191     $  122,767

  Laundry Income                            $   30,375    $   31,286     $   32,225    $   33,192    $   34,187     $   35,213
  Garage Revenue                            $        0    $        0     $        0    $        0    $        0     $        0
  Other Misc. Revenue                       $  108,000    $  111,240     $  114,577    $  118,015    $  121,555     $  125,202
                                            -----------------------------------------------------------------------------------
       Subtotal Other Income                $  138,375    $  142,526     $  146,802    $  151,206    $  155,742     $  160,415

                                            -----------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                      $1,091,475    $1,124,219     $1,157,946    $1,192,684    $1,228,465     $1,265,319

OPERATING EXPENSES:
  Taxes                                     $   60,750    $   62,573     $   64,450    $   66,383    $   68,375     $   70,426
  Insurance                                 $   20,250    $   20,858     $   21,483    $   22,128    $   22,792     $   23,475
  Utilities                                 $   67,500    $   69,525     $   71,611    $   73,759    $   75,972     $   78,251
  Repair & Maintenance                      $   27,000    $   27,810     $   28,644    $   29,504    $   30,389     $   31,300
  Cleaning                                  $   13,500    $   13,905     $   14,322    $   14,752    $   15,194     $   15,650
  Landscaping                               $        0    $        0     $        0    $        0    $        0     $        0
  Security                                  $        0    $        0     $        0    $        0    $        0     $        0
  Marketing & Leasing                       $   33,750    $   34,763     $   35,805    $   36,880    $   37,986     $   39,126
  General Administrative                    $  162,000    $  166,860     $  171,866    $  177,022    $  182,332     $  187,802
  Management                                $   32,744    $   33,727     $   34,738    $   35,781    $   36,854     $   37,960
  Miscellaneous                             $        0    $        0     $        0    $        0    $        0     $        0
                                            -----------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                    $  417,494    $  430,019     $  442,920    $  456,207    $  469,893     $  483,990

  Reserves                                  $   47,250    $   48,668     $   50,128    $   51,631    $   53,180     $   54,776
                                            -----------------------------------------------------------------------------------
NET OPERATING INCOME                        $  626,731    $  645,533     $  664,899    $  684,846    $  705,391     $  726,553
-------------------------------------------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)              38.3%         38.3%          38.3%         38.3%         38.3%          38.3%
  Operating Expense Per Unit                $    3,093    $    3,185     $    3,281    $    3,379    $    3,481     $    3,585

         YEAR                                 APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
      FISCAL YEAR                                 7               8               9              10              11
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                  $1,264,501      $1,302,436      $1,341,510      $1,381,755      $1,423,207

  Vacancy                                    $   88,515      $   91,171      $   93,906      $   96,723      $   99,625
  Credit Loss                                $   37,935      $   39,073      $   40,245      $   41,453      $   42,696
  Concessions                                $        0      $        0      $        0      $        0      $        0
                                             --------------------------------------------------------------------------
      Subtotal                               $  126,450      $  130,244      $  134,151      $  138,175      $  142,321

  Laundry Income                             $   36,269      $   37,357      $   38,478      $   39,632      $   40,821
  Garage Revenue                             $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                        $  128,958      $  132,826      $  136,811      $  140,916      $  145,143
                                             --------------------------------------------------------------------------
       Subtotal Other Income                 $  165,227      $  170,184      $  175,289      $  180,548      $  185,964

                                             --------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                       $1,303,278      $1,342,377      $1,382,648      $1,424,127      $1,466,851

OPERATING EXPENSES:
  Taxes                                      $   72,539      $   74,715      $   76,956      $   79,265      $   81,643
  Insurance                                  $   24,180      $   24,905      $   25,652      $   26,422      $   27,214
  Utilities                                  $   80,599      $   83,016      $   85,507      $   88,072      $   90,714
  Repair & Maintenance                       $   32,239      $   33,207      $   34,203      $   35,229      $   36,286
  Cleaning                                   $   16,120      $   16,603      $   17,101      $   17,614      $   18,143
  Landscaping                                $        0      $        0      $        0      $        0      $        0
  Security                                   $        0      $        0      $        0      $        0      $        0
  Marketing & Leasing                        $   40,299      $   41,508      $   42,753      $   44,036      $   45,357
  General Administrative                     $  193,436      $  199,240      $  205,217      $  211,373      $  217,714
  Management                                 $   39,098      $   40,271      $   41,479      $   42,724      $   44,006
  Miscellaneous                              $        0      $        0      $        0      $        0      $        0
                                             --------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     $  498,510      $  513,465      $  528,869      $  544,735      $  561,077

  Reserves                                   $   56,419      $   58,112      $   59,855      $   61,651      $   63,500
                                             --------------------------------------------------------------------------
NET OPERATING INCOME                         $  748,349      $  770,800      $  793,924      $  817,741      $  842,274
-----------------------------------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)               38.3%           38.3%           38.3%           38.3%           38.3%
  Operating Expense Per Unit                 $    3,693      $    3,803      $    3,918      $    4,035      $    4,156

Estimated Stabilized NOI   $626,731    Sales Expense Rate       2.00%
Months to Stabilized              1    Discount Rate           11.50%
Stabilized Occupancy           93.0%   Terminal Cap Rate        9.75%

Gross Residual Sale Price      $8,638,705   Deferred Maintenance          $        0
  Less: Sales Expense          $  172,774   Add: Excess Land              $        0
                               ----------   Other Adjustments             $        0
Net Residual Sale Price        $8,465,931                                 ----------
PV of Reversion                $2,850,533   Value Indicated By "DCF"      $7,141,727
Add: NPV of NOI                $4,291,194
                               ----------           Rounded               $7,100,000
PV Total                       $7,141,727

                          "DCF" VALUE SENSITIVITY TABLE

                                                                    DISCOUNT RATE
                                 -------------------------------------------------------------------------------------
TOTAL VALUE                        11.00%            11.25%           11.50%              11.75%             12.00%
----------------------------------------------------------------------------------------------------------------------
                 9.25%          $7,536,162        $7,414,668        $7,295,809          $7,179,520          $7,065,735
TERMINAL         9.50%          $7,453,459        $7,333,805        $7,216,741          $7,102,202          $6,990,126
CAP RATE         9.75%          $7,374,997        $7,257,088        $7,141,727          $7,028,849          $6,918,394
                10.00%          $7,300,457        $7,184,207        $7,070,463          $6,959,164          $6,850,249
                10.25%          $7,229,554        $7,114,881        $7,002,676          $6,892,879          $6,785,428

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PARK CAPITOL, SALT LAKE CITY, UTAH

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PARK CAPITOL, SALT LAKE CITY, UTAH

                                  PARK CAPITOL

                                                           TOTAL       PER SQ. FT.     PER UNIT    %OF EGI
                                                        -----------    -----------     --------    -------
REVENUE
   Base Rent                                            $1,059,000     $     10.33     $  7,844

   Less: Vacancy & Collection Loss            10.00%    $  105,900     $      1.03     $    784

   Plus: Other Income

      Laundry Income                                    $   30,375     $      0.30     $    225      2.78%
      Garage Revenue                                    $        0     $      0.00     $      0      0.00%
      Other Misc. Revenue                               $  108,000     $      1.05     $    800      9.89%
                                                        ----------     -----------     --------    ------
         Subtotal Other Income                          $  138,375     $      1.35     $  1,025     12.68%

EFFECTIVE GROSS INCOME                                  $1,091,475     $     10.65     $  8,085

OPERATING EXPENSES:
   Taxes                                                $   60,750     $      0.59     $    450      5.57%
   Insurance                                            $   20,250     $      0.20     $    150      1.86%
   Utilities                                            $   67,500     $      0.66     $    500      6.18%
   Repair & Maintenance                                 $   27,000     $      0.26     $    200      2.47%
   Cleaning                                             $   13,500     $      0.13     $    100      1.24%
   Landscaping                                          $        0     $      0.00     $      0      0.00%
   Security                                             $        0     $      0.00     $      0      0.00%
   Marketing & Leasing                                  $   33,750     $      0.33     $    250      3.09%
   General Administrative                               $  162,000     $      1.58     $  1,200     14.84%
   Management                                  3.00%    $   32,744     $      0.32     $    243      3.00%
   Miscellaneous                                        $        0     $      0.00     $      0      0.00%

TOTAL OPERATING EXPENSES                                $  417,494     $      4.07     $  3,093     38.25%

   Reserves                                             $   47,250     $      0.46     $    350      4.33%
                                                        ----------     -----------     --------    ------
NET OPERATING INCOME                                    $  626,731     $      6.12     $  4,642     57.42%


   "GOING IN" CAPITALIZATION RATE                             9.00%

   VALUE INDICATION                                     $6,963,675     $     67.95     $ 51,583

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                  $6,963,675

           ROUNDED                                      $7,000,000     $     68.31     $ 51,852

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
PARK CAPITOL, SALT LAKE CITY, UTAH

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT           $/SF
--------             -----           -------         -------          ----
 8.25%             $7,596,736       $7,600,000       $56,296         $74.16
 8.50%             $7,373,303       $7,400,000       $54,815         $72.21
 8.75%             $7,162,637       $7,200,000       $53,333         $70.26
 9.00%             $6,963,675       $7,000,000       $51,852         $68.31
 9.25%             $6,775,468       $6,800,000       $50,370         $66.36
 9.50%             $6,597,166       $6,600,000       $48,889         $64.40
 9.75%             $6,428,008       $6,400,000       $47,407         $62.45

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                 $7,100,000
Direct Capitalization Method                  $7,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
PARK CAPITOL, SALT LAKE CITY, UTAH

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                         Not Utilized
Sales Comparison Approach             $7,000,000
Income Approach                       $7,000,000
Reconciled Value                      $7,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 2, 2003 the market value of the fee simple estate in the property is:

                                   $7,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                     ADDENDA
PARK CAPITOL, SALT LAKE CITY, UTAH

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PARK CAPITOL, SALT LAKE CITY, UTAH

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PARK CAPITOL, SALT LAKE CITY, UTAH

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]             [EXTERIOR - REAR VIEW PICTURE]

[EXTERIOR - VIEW LOOKING SOUTH PICTURE]   [EXTERIOR - VIEW LOOKING WEST PICTURE]

[EXTERIOR - LOOKING SOUTHEAST PICTURE]    [EXTERIOR - ABUTTING RESIDENTIAL
                                           PROPERTY PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PARK CAPITOL, SALT LAKE CITY, UTAH

                              SUBJECT PHOTOGRAPHS

[INTERIOR - BATHROOM PICTURE]             [INTERIOR - BATHROOM PICTURE]

[INTERIOR - DINING AREA PICTURE]          [INTERIOR - LIVING ROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARK CAPITOL, SALT LAKE CITY, UTAH

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARK CAPITOL, SALT LAKE CITY, UTAH

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

  COMPARABLE I-1                 COMPARABLE I-2          COMPARABLE I-3
  BRIGHTON PLACE                MOUNTAIN SHADOWS           RIVERBEND
6900 South 135 West            3825 South 700 West    845 West River Hollow Road
   Midlvale, Utah            Salt Lake City, Utah        Salt Lake City, Utah

    [PICTURE]                     [PICTURE]                  [PICTURE]

   COMPARABLE I-4                 COMPARABLE I-5
 RAINTREE APARTMENTS              ALPINE MEADOWS
  870 North 900 West             845 East 9000 South
Salt Lake City, Utah                 Sandy, Utah

    [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARK CAPITOL, SALT LAKE CITY, UTAH

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
         DESCRIPTION                                 SUBJECT                                            R - 1
------------------------------  -------------------------------------------------   --------------------------------------------
  Property Name                 Park Capitol                                        The Palladio
  Management Company            Aimco                                               Wasatch Property Management
LOCATION:
  Address                       215 North Main Street                               360 South 200 West
  City, State                   Salt Lake City, Utah                                Salt Lake City, Utah
  County                        Salt Lake County                                    Salt Lake County
  Proximity to Subject                                                              0.025-mile from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        102,478                                             112,000
  Year Built                    1972                                                1996 & 1997
  Effective Age                 18                                                  5
  Building Structure Type       Wood Frame                                          Class C
  Parking Type (Gr.,Cov.,etc.)  Open , Covered                                      Open , Covered
  Number of Units               135                                                 245
  Unit Mix:                            Type           Unit     Qty.   Mo. Rent            Type             Unit   Qty.      Mo.
                                1   1Br/1Ba - H        700      79    $  589        1   1/Br/1Ba            730   152      $750
                                2   2Br/1Ba - Y        950      31    $  761        3   2Br/2Ba           1,038    93      $950
                                3   2Br/2Ba - P      1,000       6    $  907
                                4   2Br/2Ba - S      1,266       3    $1,016
                                5   1Br/1Ba - C        370       9    $  446
                                6   1Br/1Ba - Ca       420       3    $  529
                                7   1Br/1Ba - H+       835       4    $  702

  Average Unit Size (SF)        759                                                 847
  Unit Breakdown:                   Efficiency        2-Bedroom                         Efficiency        2-Bedroom        38%
                                    1-Bedroom         3-Bedroom                         1-Bedroom   62%   3-Bedroom
CONDITION:                      Average                                                 Excellent
APPEAL:                         Average                                                 Very Good
AMENITIES:
  Unit Amenities                 X  Attach. Garage            Vaulted Ceiling           Attach. Garage    X       Vaulted Ceiling
                                 X  Balcony           X       W/D Connect.           X  Balcony           X       W/D Connect.
                                 X  Fireplace                                           Fireplace
                                 X  Cable TV Ready                                   X  Cable TV Ready
  Project Amenities              X  Swimming Pool                                    X  Swimming Pool
                                 X  Spa/Jacuzzi               Car Wash               X  Spa/Jacuzzi               Car Wash
                                    Basketball Court          BBQ Equipment             Basketball Court          BBQ Equipment
                                    Volleyball Court          Theater Room              Volleyball Court          Theater Room
                                    Sand Volley Ball          Meeting Hall              Sand Volley Ball          Meeting Hall
                                    Tennis Court              Secured Parking        X  Tennis Court              Secured Parking
                                    Racquet Ball              Laundry Room              Racquet Ball              Laundry Room
                                    Jogging Track             Business Office           Jogging Track             Business Office
                                 X  Gym Room                                         X  Gym Room
OCCUPANCY:                      98%                                                 97%
LEASING DATA:
  Available Leasing Terms       12 mos                                              12 mos
  Concessions                   No                                                  No
  Pet Deposit                   No                                                  No
  Utilities Paid by Tenant:      X   Electric                 Natural Gas            X  Electric          X       Natural Gas
                                 X   Water                    Trash                  X  Water                     Trash
  Confirmation                  Inspection                                          Emily Clark
  Telephone Number                                                                  801-320-4400
NOTES:
COMPARISON TO SUBJECT:                                                              Superior

                                                 COMPARABLE                                    COMPARABLE
         DESCRIPTION                                R - 2                                         R - 3
------------------------------  --------------------------------------------    -----------------------------------------
  Property Name                 The Covey                                       Santa Fe
  Management Company            Private                                         Real Estate Management Associates
LOCATION:
  Address                       239 East South Temple                           1550 East Fort Union Boulevard
  City, State                   Salt Lake City, Utah                            Salt Lake City, Utah
  County                        Salt Lake County                                Salt Lake County
  Proximity to Subject          0.1-mile from subject                           9.0-mile from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                                                        430,000
  Year Built                    1909                                            15
  Effective Age                 20                                              10
  Building Structure Type       Class C                                         Class C
  Parking Type (Gr.,Cov.,etc.)  Open, Covered                                   Open, Covered
  Number of Units               75                                              492
  Unit Mix:                           Type           Unit  Qty.    Mo.                Type         Unit    Qty.     Mo.
                                5    1Br/1Ba         300           $425         1   1Br/1Ba        700     123     $595
                                5    1Br/1Ba         325           $440         1   1Br/1Ba        700     123     $600
                                6    1Br/1Ba         505           $505         2   2Br/1Ba        900     123     $685
                                6    1Br/1Ba         505           $510         3   2Br/2Ba        900     123     $705

  Average Unit Size (SF)                                                        800
  Unit Breakdown:                    Efficiency 100%   2-Bedroom                    Efficiency           2-Bedroom   50%
                                     1-Bedroom         3-Bedroom                    1-Bedroom  50%       3-Bedroom
CONDITION:                      Good                                            Good
APPEAL:                         Fair                                            Good
AMENITIES:
  Unit Amenities                     Attach. Garage       Vaulted Ceiling           Attach. Garage   X     Vaulted Ceiling
                                 X   Balcony              W/D Connect.           X  Balcony          X     W/D Connect.
                                     Fireplace                                   X  Fireplace
                                     Cable TV Ready                              X  Cable TV Ready
  Project Amenities                  Swimming Pool                               X  Swimming Pool
                                     Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi            Car Wash
                                     Basketball Court     BBQ Equipment          X  Basketball Court       BBQ Equipment
                                     Volleyball Court     Theater Room              Volleyball Court       Theater Room
                                     Sand Volley Ball     Meeting Hall           X  Sand Volley Ball       Meeting Hall
                                     Tennis Court         Secured Parking        X  Tennis Court           Secured Parking
                                     Racquet Ball         Laundry Room              Racquet Ball           Laundry Room
                                     Jogging Track        Business Office           Jogging Track          Business Office
                                 X   Gym Room                                    X  Gym Room
OCCUPANCY:                      96%                                             93%
LEASING DATA:
  Available Leasing Terms       12 mos                                          12 mos
  Concessions                   No                                              Yes - One month on 13 month lease
  Pet Deposit                   No                                              No
  Utilities Paid by Tenant:       X  Electric         X   Natural Gas            X  Electric         X     Natural Gas
                                     Water                Trash                  X  Water                  Trash
  Confirmation                  Micahel Caraasco                                Josh Anderson
  Telephone Number              801-355-5021                                    877-457-8250
NOTES:
COMPARISON TO SUBJECT:          Slightly Inferior                               Slightly Superior

                                                  COMPARABLE                                     COMPARABLE
         DESCRIPTION                                 R - 4                                          R - 5
------------------------------  ----------------------------------------------  ---------------------------------------------
  Property Name                 Irving School House                             Pinnacle Highland
  Management Company            Metric Management                               Alliance Company
LOCATION:
  Address                       1155 East 2100 South                            7673 South Highland Dr
  City, State                   Salt Lake City, Utah                            Salt Lake City, Utah
  County                        Salt Lake County                                Salt Lake County
  Proximity to Subject          3.0-mile from subject                           4.0-mile from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        215,000                                         560,000
  Year Built                    100                                             8
  Effective Age                 10                                              8
  Building Structure Type       Class C                                         Class C
  Parking Type (Gr.,Cov.,etc.)  Open, Covered                                   Open, Covered
  Number of Units               232                                             522
  Unit Mix:                             Type          Unit    Qty.        Mo.         Type        Unit    Qty.      Mo.
                                1     1Br/1Ba          709     96       $  699  1    1Br/1Ba       718    120     $  705
                                2     1Br/1Ba          789     48       $  799  1    1Br/1Ba       771    120     $  800
                                2     1Br/1Ba          883     24       $  909  2    2Br/2Ba     1,075    110     $  825
                                3     2Br/2Ba        1,014     48       $  959  3    2Br/2Ba     1,124    110     $1,095
                                4     2Br/2Ba        1,156     16       $1,069  4    3Br/2Ba     1,318     62     $1,200


  Average Unit Size (SF)        837                                             962
  Unit Breakdown:                     Efficiency        2-Bedroom                    Efficiency           2-Bedroom   42%
                                      1-Bedroom         3-Bedroom                    1-Bedroom    46%     3-Bedroom   12%
CONDITION:                      Very Good                                       Very Good
APPEAL:                         Very Good                                       Very Good
AMENITIES:
  Unit Amenities                      Attach. Garage    X     Vaulted Ceiling    X   Attach. Garage      X  Vaulted Ceiling
                                 X    Balcony           X     W/D Connect.       X   Balcony                W/D Connect.
                                 X    Fireplace                                  X   Fireplace
                                 X    Cable TV Ready                                 Cable TV Ready
  Project Amenities              X    Swimming Pool                              X   Swimming Pool
                                 X    Spa/Jacuzzi             Car Wash           X   Spa/Jacuzzi            Car Wash
                                 X    Basketball Court        BBQ Equipment          Basketball Court       BBQ Equipment
                                      Volleyball Court        Theater Room           Volleyball Court       Theater Room
                                      Sand Volley Ball  X     Meeting Hall           Sand Volley Ball       Meeting Hall
                                      Tennis Court            Secured Parking        Tennis Court           Secured Parking
                                 X    Racquet Ball      X     Laundry Room           Racquet Ball           Laundry Room
                                      Jogging Track           Business Office        Jogging Track          Business Office
                                 X    Gym Room                                   X   Gym Room
OCCUPANCY:                      93%                                             90%
LEASING DATA:
  Available Leasing Terms       12 mos                                          12 mos
  Concessions                   Yes - 1 mo free rent                            Yes - 1 mo free rent
  Pet Deposit                   No                                              No
  Utilities Paid by Tenant:      X    Electric          X     Natural Gas        X   Electric            X  Natural Gas
                                 X    Water             X     Trash              X   Water                  Trash
  Confirmation                  Michelle Riggs                                  Andy Clark
  Telephone Number              801-493-2000                                    877-269-4692
NOTES:
COMPARISON TO SUBJECT:          Slightly Superior                               Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PARK CAPITOL, SALT LAKE CITY, UTAH

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1           COMPARABLE R-2                COMPARABLE R-3
    THE PALLADIO              THE COVEY                      SANTA FE
 360 South 200 West      239 East South Temple    1550 East Fort Union Boulevard
Salt Lake City, Utah     Salt Lake City, Utah          Salt Lake City, Utah

    [PICTURE]                    [PICTURE]                      [PICTURE]

   COMPARABLE R-4            COMPARABLE R-5
 IRVING SCHOOL HOUSE       PINNACLE HIGHLAND
1155 East 2100 South     7673 South Highland Dr
Salt Lake City, Utah       Salt Lake City, Utah

    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARK CAPITOL, SALT LAKE CITY, UTAH

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARK CAPITOL, SALT LAKE CITY, UTAH

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARK CAPITOL, SALT LAKE CITY, UTAH

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PARK CAPITOL, SALT LAKE CITY, UTAH

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PARK CAPITOL, SALT LAKE CITY, UTAH

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally inspected the property that is the subject of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Jude Flynn
                                            ------------------------------------
                                                 Jude Flynn, MAI, SRA
                                          Managing Principal, Real Estate Group
                                        Utah Temporary Practice Permit #CG021105

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARK CAPITOL, SALT LAKE CITY, UTAH

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARK CAPITOL, SALT LAKE CITY, UTAH

                             JUDE T. FLYNN, MAI, SRA
                     PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Jude T. Flynn is a Principal for the Boston Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                      Mr. Flynn has completed appraisals of commercial
                                and residential real estate. He has also generated discounted cash flow and sensitivity analyses for investment-grade real estate, securitization, and pension funds/insurance industries.

                                Analyses Mr. Flynn has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                                Additionally, Mr. Flynn has experience in valuation for acquisitions, ad valorem, arbitration, asset management, cost segregation, development, dispositions, due diligence, lease analysis, and portfolio analysis.

 Business Mr. Flynn first joined AAA in 1998 and was promoted to his current position in 2001. Prior to joining AAA, he was a manager at Deloitte & Touche, LLP, and an appraisal director at Marshall and Stevens, Inc.

EDUCATION                       Saint Anselm College

                                 Bachelor of Arts - History

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PARK CAPITOL, SALT LAKE CITY, UTAH

STATE CERTIFICATIONS            State of Maine, Certified General Real Property
                                Appraiser, #CG953

                                Commonwealth of Massachusetts, Certified General Real Estate Appraiser, #926

                                State of Rhode Island, Certified General Real Estate Appraiser, #A00829G

PROFESSIONAL                    Appraisal Institute, MAI Designated Member and
AFFILIATIONS                    Senior Residential Appraiser

VALUATION AND                   Mr. Flynn completes several courses annually as
SPECIAL COURSES                 part of the continuing education requirements of
                                the Appraisal Institute. In addition, he attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS                    "Considering Business Enterprise Value," New
                                 England Real Estate Journal, 2000

AMERICAN APPRAISAL ASSOCIATES, INC.
PARK CAPITOL, SALT LAKE CITY,UTAH

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PARK CAPITOL, SALT LAKE CITY, UTAH

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.